Exhibit 99.1

Keurig Dr Pepper Announces Appointment of New Director to its Board

BURLINGTON, MA and PLANO, TX (March 9, 2021) – Keurig Dr Pepper Inc. (NASDAQ: KDP) announced today that Debra Sandler, an accomplished executive and entrepreneur, has been appointed a director of the Company’s Board of Directors, effective March 5, 2021.

Sandler has spent nearly 35 years in the consumer and healthcare industries, with experience that spans executive leadership roles at leading global companies as well as start-ups. She is currently the founder and CEO of Mavis Foods, LLC and, prior to that, she was at Mars, Inc., holding several executive positions, including Chief Consumer Officer, President of Mars Chocolate North America and Chief Health and Wellbeing Officer. Prior to Mars, Sandler was with Johnson & Johnson, most recently as Worldwide President of McNeil Nutritionals LLC, a fully integrated business unit within J&J, and also led the J&J Women’s Leadership Initiative as Co-Chairperson during her 10-year tenure with the firm. Sandler began her career in 1985 with PepsiCo, Inc., where she served for 13 years in a variety of marketing positions of increasing responsibility.

Sandler is a much sought-after speaker on Health and Wellbeing, Diversity and Inclusion and Business Development within the broader CPG industry. She is currently a member of the Board of Directors at Archer Daniels Midland Inc., Dollar General Corporation and Gannett Co., Inc. Sandler is also a member of the Board of Advisors for Pharmavite, LLC, a wholly owned subsidy of Otsuka Pharmaceuticals, and serves as a trustee for her alma mater, Hofstra University. She holds an undergraduate degree in International Business from Hofstra University, a Master’s in Business Administration from New York University’s Stern School of Business, and an Honorary PhD from the Long Island University School of Pharmacy.

KDP Chairman and CEO Bob Gamgort stated, “We are pleased to welcome Debra as the newest member of our Board. She is a highly-accomplished executive, and her broad experience and perspective make her a valuable addition to KDP. I look forward to her partnership on our Board.”

KDP Contacts
Tyson Seely (Investors)
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander (Investors)
T: 972-673-6769 / steve.alexander@kdrp.com

Katie Gilroy (Media)
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.